EXHIBIT 99.1

First State Financial Corporation Announces Earnings of $0.40 Per Diluted Share for 2007

SARASOTA, Fla., Feb. 5, 2008 (PRIME NEWSWIRE) -- First State Financial Corporation (Nasdaq:FSTF) today reported 2007 net income of $2.4 million, or $0.40 per diluted share, as compared to $5.3 million, or $0.90 per diluted share in 2006. Book value per share increased to $8.47 for the year ended December 31, 2007 from $8.26 for the same period a year ago.

The decrease in earnings from the prior year results is primarily attributable to a $3.1 million provision for loan losses during the fourth quarter. Net interest income decreased to $17.3 million in 2007 from $17.9 million in 2006 primarily due to a decrease in interest rate spread. An overall increase in funding costs was partially offset by volume growth in the loan portfolio. The annualized net interest margin on a tax equivalent basis for the year ended December 31, 2007 was 4.00%, compared to 4.52% for 2006.

Non-interest expense for 2007 increased by approximately $882 thousand to $11.8 million, compared to $11.0 million for 2006, an increase of 8.0%. To further position the Bank for continued growth and to staff the opening of a new branch, staff and officer positions were added over the past year. As of December 31, 2007, there were 122 full-time equivalent employees compared to 106 at December 31, 2006. A new branch opened during 2007 in Largo and new office space was opened to centralize certain operations and departments of the Bank, resulting in increased occupancy costs.

For the quarter ended December 31, 2007 the Company reported a net loss of $657 thousand, or $0.12 per share compared to net income of $1.5 million, or $0.24 per share for the quarter ended December 31, 2006. "The continued decline in property values in our core lending markets have negatively impacted our profitability in 2007," said John E. ("Jed") Wilkinson, President and CEO. Wilkinson went on to say, "First State Bank remains well-capitalized and we continue to position ourselves for profitable growth, both in these challenging times and as our market turns around."

Net interest income for the quarter ended December 31, 2007 decreased to $4.0 million from $4.5 million for the quarter ended December 31, 2006. The annualized net interest margin on a tax equivalent basis for the fourth quarter of 2007 was 3.48%, compared to 4.26% for the fourth quarter of 2006. The provision for loan loss increased to $3.1 million in the fourth quarter of 2007 from $255 thousand in the fourth quarter of 2006. Non-interest expense for the fourth quarter of 2007 was $2.5 million compared to $2.6 million for the fourth quarter of 2006. The decrease was primarily due to a reduction in bonus expense of $528 thousand in the fourth quarter, partially offset by an increase in occupancy costs.

As of December 31, 2007, the allowance for loan losses totaled $7.6 million, or 1.89% of total gross loans and 156% of non-performing loans compared to $4.4 million, or 1.15% of total gross loans and 490% of non-performing loans as of December 31, 2006. Annualized net charge-offs amounted to 0.16% of average loans for the quarter ended December 31, 2007 compared to 0.05% of average loans for the quarter ended December 31, 2006. Credit quality deterioration in the Bank's residential real estate and small commercial loan portfolios contributed to management's decision to increase the quarterly provision. Within the Bank's portfolio, residential real estate loans amount to approximately $54.1 million. Of this amount, $5.6 million in loans have been identified as impaired. The remaining ninety percent of this portfolio continues to perform contractually with, what management believes to be, sufficient borrower's debt service capacity and collateral values. In addition, commercial impaired loans increased $13.1 million over the previous quarter. As a result, impaired commercial loans represent 8.54% of total commercial loans.

Total assets increased $21.4 million or 4.7% to $474.9 million as of December 31, 2007, compared with $453.4 million a year ago. Total gross loans grew 6.5% to $403.2 million as of December 31, 2007 compared to $378.5 million as of December 31, 2006. Total liabilities increased 4.9% to $424.8 million as of December 31, 2007 from $404.9 million as of December 31, 2006.

For the fourth quarter of 2007, the Board of Directors of First State Financial Corporation declared a quarterly cash dividend of $0.08 per share on its common stock. The cash dividend was paid on December 31, 2007 to shareholders of record as of December 14, 2007.

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from seven locations, three branches in Sarasota County and four branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

 First State Financial Corporation
 Unaudited Summary Consolidated Statements of Income

 (in thousands, except for per share data)

                          For the quarter ended     For the year ended
                                December 31,           December 31,
                              2007       2006        2007       2006
                            --------   --------    --------   --------

 Interest income            $  8,716   $  8,584    $ 34,842   $ 31,391
 Interest expense              4,751      4,063      17,552     13,531
                            --------   --------    --------   --------
 Net interest income           3,965      4,521      17,290     17,860
 Provision for loan loss      (3,075)      (255)     (3,897)    (1,240)
 Non-interest income             513        669       2,161      2,849
 Non-interest expense         (2,491)    (2,615)    (11,844)   (10,962)
                            --------   --------    --------   --------
 (Loss) income before
  income tax expense          (1,088)     2,320       3,710      8,507
 Income tax (benefit)
  expense                       (431)       855       1,326      3,166
                            --------   --------    --------   --------
 Net (loss) income          $   (657)  $  1,465    $  2,384   $  5,341

 Basic (loss) earnings
  per share                 $  (0.12)  $   0.24    $   0.40   $   0.91
 Diluted (loss) earnings
  per share                 $  (0.12)  $   0.24    $   0.40   $   0.90

 Selected financial data

 (in thousands except for per share data)
                                             For the year ended
                                                December 31,
                                            2007            2006
                                        -----------     -----------
 Average loans outstanding              $   389,182     $   362,606
 Average earning assets                 $   435,206     $   397,119
 Return on average assets                      0.51%           1.29%
 Return on average equity                      3.80%          11.25%
 Net interest margin on a fully
  tax equivalent basis                         4.00%           4.52%

 Weighted average diluted shares          5,918,034       5,911,223

                                               At December 31,
                                            2007            2006
                                        -----------     -----------
 Book Value                             $      8.47     $      8.26
 End of period shares outstanding         5,920,300       5,874,450

 Total earning assets                   $   435,206     $   397,119
 Total assets                           $   474,888     $   453,448
 Total stockholders equity              $    50,133     $    48,526

 Net loan (charge-offs) / recoveries          ($622)          ($280)
 Non-accrual loans                      $     4,908     $       889
 Non-accrual loans as a % of
  total gross loans                            1.22%           0.23%

CONTACT: First State Financial Corporation and First State Bank
         John E. "Jed" Wilkinson, President and CEO
         941-929-9000
         jwilkinson@firststatefl.com
         22 S. Links Avenue, Suite 100
         Sarasota, Florida 34236